EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements for OpenTV Corp. (the “Pro Forma Statements”) give effect to the acquisition on October 4, 2002 of Wink Communications, Inc. (“Wink”) by OpenTV Corp. (“OpenTV”), a majority controlled subsidiary of Liberty Media Corporation.

In August 2002, Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly owned subsidiary of Liberty Media Corporation, acquired all of the outstanding common stock of Wink. For accounting purposes, the acquisition of Wink by LBIT was accounted for using the purchase method of accounting as of August 31, 2002. Accordingly, the historical financial statements of Wink for periods after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of Wink and, therefore, are not comparable to those before the acquisition. The historical financial statements of Wink for periods after August 31, 2002 are labeled Successor Company. Statements for periods prior to August 31, 2002 are labeled Predecessor Company. In October 2002, LBIT sold its interest in Wink to OpenTV.

The unaudited pro forma condensed combined balance sheet of OpenTV gives effect to the acquisition as if it occurred on September 30, 2002 and combines the unaudited historical consolidated balance sheet of OpenTV as of September 30, 2002 and the unaudited historical consolidated balance sheet of the Successor Company of Wink as of September 30, 2002.

The unaudited pro forma condensed combined statement of operations of OpenTV for the year ended December 31, 2001 gives effect to the acquisition as if it occurred on January 1, 2001. The unaudited pro forma condensed combined statement of operations of OpenTV for the year ended December 31, 2001 combines the audited historical consolidated statement of operations of OpenTV and the audited historical consolidated statement of operations of the Predecessor Company of Wink for the year ended December 31, 2001.

The unaudited pro forma condensed combined statement of operations of OpenTV for the nine-month period ended September 30, 2002 gives effect to the acquisition as if it occurred on January 1, 2002. The unaudited pro forma condensed combined statement of operations of OpenTV for the nine-month period ended September 30, 2002 combines the unaudited historical condensed consolidated statement of operations of OpenTV for the nine-month period, the Predecessor Company of Wink condensed consolidated statement of operations for the eight month period ended August 31, 2002 and the Successor Company of Wink condensed consolidated statement of operations for the one-month period ended September 30, 2002.

The Pro Forma Statements do not reflect any increases or decreases in revenues or costs or any synergies that might result from the Wink acquisition. The Pro Forma Statements reflect the adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The pro forma adjustments contained in the Pro Forma Statements are based upon the best information available to management as of the date of this Current Report on Form 8-K/A, including assessments of the fair value of certain intangible assets by independent valuation consultants. OpenTV does not expect that the final allocation of the purchase price, the amount of goodwill and the amounts and lives of the other intangible assets will be significantly different from the amounts and lives used in the Pro Forma Statements.

The Pro Forma Statements have been derived from the historical consolidated financial statements of OpenTV and Wink and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto.

The Pro Forma Statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition of Wink by OpenTV had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of OpenTV subsequent to its acquisition of Wink.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED BALANCE SHEET
September 30, 2002
(In thousands)

	Open TV Historical	Wink Successor Company	Pro forma adjustments		OpenTV Pro forma Combined
Cash and cash equivalents	$110,515	$29,273	$(101,000	)(1)	$38,788
Short term marketable debt securities	24,822	16,173	—		40,995
Accounts receivable, net	9,486	1,541	—		11,027
Prepaid expenses and other current assets	5,995	1,520	—		7,515

Total current assets	150,818	48,507	(101,000)		98,325

Long-term marketable debt securities	27,352	—	—		27,352
Property and equipment, net	22,349	943	—		23,292
Goodwill, net	—	44,332	—		44,332
Intangible assets, net	18,329	13,767	—		32,096
Other assets	4,342	1,172	—		5,514

Total assets	$223,190	$108,721	$(101,000)		$230,911

Accounts payable	$4,818	$781	$—		$5,599
Accrued liabilities	18,774	11,023	—		29,797
Current portion of deferred revenue and deferred fees	6,872	836	—		7,708

Total current liabilities	30,464	12,640	—		43,104
Deferred revenue, less current portion	7,996	—	—		7,996
Minority interest	1,399	—	—		1,399
Shareholders’ equity	183,331	96,081	(101,000	)(1)	178,412

Total liabilities, minority interest and shareholders’ equity	$223,190	$108,721	$(101,000)		$230,911

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2002
(In thousands, except share and per share amounts)

	Nine months ended September 30, 2002 OpenTV Historical	Eight months ended August 31, 2002 Wink Predecessor Company	One month ended September 30, 2002 Wink Successor Company	Pro forma adjustments		OpenTV Pro forma Combined
Revenues	$46,384	$2,270	$136	$—		$48,790
Operating expenses, before restructuring costs and impairment charges	106,852	26,432	4,559	(1,000	)(2)	138,515
				(312	)(3)
				1,864	(4)
				120	(5)
Restructuring costs	11,172	—	—	—		11,172
Impairment of goodwill and intangible assets	539,002	—	—	—		539,002

Total operating expenses	657,026	26,432	4,559	672		688,689

Operating loss	(610,642)	(24,162)	(4,423)	(672)		(639,899)
Other income	4,584	1,115	—	—		5,699
Investment losses, including share of losses of equity investee	(18,198)	—	—	—		(18,198)
Minority interest	365	—	—	—		365

Loss before income taxes and cumulative effect of accounting change	(623,891)	(23,047)	(4,423)	(672)		(652,033)
Income tax expense	(1,101)	—	—	—		(1,101)

Loss before cumulative effect of accounting change	(624,992)	(23,047)	(4,423)	(672)		(653,134)
Cumulative effect of accounting change, net of tax	(931,267)	—	—	—		(931,267)

Net loss	$(1,556,259)	$(23,047)	$(4,423)	$(672)		$(1,584,401)

Shares used in computing net loss per share, basic and diluted	71,750,115	32,763,669				71,750,115

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(8.71)	$(0.70)				$(9.10)
Cumulative effect of accounting change, net of tax	(12.98)	—				(12.98)

	$(21.69)	$(0.70)				$(22.08)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(In thousands, except share and per share amounts)

	OpenTV Historical	Wink Predecessor Company	Pro forma adjustments		OpenTV Pro forma Combined
Revenues	$95,302	$6,914	$(4,675	)(6)	$97,541
Operating expenses, before restructuring costs and impairment charges	557,219	69,899	(4,675	)(6)	624,951
			(468	)(3)
			2,796	(4)
			180	(5)
Impairment of goodwill and intangible assets	—	55,295	—		55,295

Total operating expenses	557,219	125,194	(2,167)		680,246

Operating loss	(461,917)	(118,280)	(2,508)		(582,705)
Other income	10,485	3,741	—		14,226
Investment losses	(38,929)	—	—		(38,929)
Minority interest	202	—	—		202

Loss before income taxes	(490,159)	(114,539)	(2,508)		(607,206)
Income tax benefit	5,854	—	—		5,854

Net loss	$(484,305)	$(114,539)	$(2,508)		$(601,352)

Shares used in computing net loss per share, basic and diluted	67,937,686				67,937,686

Net loss per share, basic and diluted	$(7.13)				$(8.85)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1—Pro Forma Adjustments

The Pro Forma Statements give effect to the following pro forma adjustments:

(1)
OpenTV acquired Wink for $101 million in cash from Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly owned subsidiary of Liberty Media Corporation, on October 4, 2002. LBIT had previously acquired Wink in August 2002 in a transaction in which LBIT acquired 100% of Wink’s 33,287,961 outstanding shares of common stock for $3.00 in cash per share for a total consideration of $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. As both OpenTV and LBIT are under common control of Liberty Media, the assets and obligations of Wink will be recorded in OpenTV’s accounting records at the same values that they were carried at in the accounting records of LBIT.

Wink provides domestic interactive deployments across multiple cable and satellite platforms. Wink’s network provides an end-to-end technology solution for delivering interactivity as well as processing the related responses. OpenTV believes that Wink’s technologies can be integrated with OpenTV’s middleware business and international distribution to enable the offering of a much broader array of products and services to the global pay television industry. In addition, OpenTV believes that the opportunity exists to realize substantial cost savings by combining Wink with OpenTV.

Wink’s historical condensed consolidated financial statements as of September 30, 2002 and for the one-month period ended September 30, 2002 reflect the new basis in the assets and obligations of Wink resulting from the push-down of the purchase price adjustments of Wink’s acquisition by LBIT. The purchase price of Wink paid by LBIT was allocated to identifiable tangible and intangible assets and liabilities at August 31, 2002 (based on preliminary estimates and subject to adjustment) as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill (in thousands).

	Predecessor Company August 31, 2002	Purchase Price Adjustments	Successor Company August 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$21,092	$—	$21,092
Short-term investments	26,394	—	26,394
Accounts receivable	1,162	—	1,162
Prepaid expenses and other current assets	2,940	—	2,940

Total current assets	51,588	—	51,588
Property and equipment, net	1,698	(700)	998
Goodwill, net	—	44,332	44,332
Intangible assets, net	—	15,000	15,000
Deferred charges and other assets	5,363	(4,193)	1,170

	$58,649	$54,439	$113,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,427	$—	$1,427
Accrued liabilities	6,405	4,157	10,562
Deferred fees	3,333	(2,794)	539
Deferred revenue	835	(835)	—

Total current liabilities	12,000	528	12,528
Stockholders’ equity	46,649	53,911	100,560

	$58,649	$54,439	$113,088

The intangible assets, net consists of the following amounts (in thousands):

Patents	$4,300
Developed technology	2,700
In-process research and development	1,000
Contracts and agreements	6,500
Tradenames and trademarks	500

$15,000

Patents, developed technology, contracts and agreements and tradenames and trademarks have all been assigned lives of 5 years.

Amounts assigned to in-process research and development assets were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

Wink is in the process of considering certain elections for tax purposes which, if made, would result in the amounts recorded as Goodwill being deductible for tax purposes.

Included in the adjustment to accrued liabilities is $3.3 million of estimated severance and lease termination costs to be incurred in connection with a restructuring of Wink’s operations. Except for lease expenses, which will be paid over the term of the lease, these costs are expected to be paid by the end of 2003.

Also included in the adjustment to accrued liabilities is an obligation of $1.0 million to settle outstanding Wink options which were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options. The purchase price adjustment to stockholders’ equity includes $397,000 allocated to unearned compensation for the portion of the options that are unvested.

(2)
To eliminate the nonrecurring in-process research and development write-off included in Wink’s Successor Company financial statements for the one-month period ended September 30, 2002 and resulting from LBIT’s acquisition of Wink.

(3)
To adjust historical depreciation of property and equipment in the Wink Predecessor Company financial statements to include the fair value adjustments resulting from the acquisition of Wink by LBIT over the periods presented.

(4)
To reflect the amortization of the identified intangible assets recorded resulting from the acquisition of Wink by LBIT in the Wink Predecessor Company financial statements over the periods presented. The identified intangible assets will be amortized on a straight-line basis over their estimated useful lives as described above. The Company will continually evaluate the periods of amortization to determine whether later events and circumstances warrant revised estimates of useful lives. The unaudited pro forma condensed combined consolidated statement of operations does not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142 Goodwill and Other Intangible Assets.

(5)	To reflect the amortization of unearned compensation related to the unvested Wink options.

(6)	To reclassify certain amounts for the application of EITF No. 01-09.